EXHIBIT 10.52
LONG TERM INCENTIVE AWARD AGREEMENT
     THIS LONG TERM INCENTIVE AWARD AGREEMENT is made as of the 29th day of January, 2009 (the “Grant Date”), by and between Citizens Republic Bancorp, Inc. (the “Company”) and the undersigned (“Grantee”), pursuant to the Citizens Banking Corporation Stock Compensation Plan, as amended (“Plan”). Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.
     WHEREAS, the Company desires to encourage Grantee to have a long term focus with regard to the Company’s financial success, motivate and encourage Grantee to achieve financial success for the Company and to better align Grantee’s long term financial interests with the interests of the Company’s shareholders;
     WHEREAS, the Company desires to grant this long term incentive award to Grantee pursuant to the Plan;
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the parties as follows:
     1. Grant of Award. Subject to the terms and conditions hereof, including without limitation the restrictions set forth in paragraph 2 of this Agreement, the Company hereby grants to Grantee (a) a total of ___shares of the Company’s Common Stock (the “Restricted Stock Award”) and (b) a total of $___in cash (the “Cash Award”).
     2. Vesting.
          (a) The shares subject to the Restricted Stock Award will not be earned and shall not be transferred, pledged, assigned, or otherwise alienated or hypothecated except as follows, if Grantee is still employed with the Company or an Affiliate on the applicable date(s):
               (i) The restrictions on 50% of the shares subject to the Restricted Stock Award (the “First Installment”) will lapse, and such shares will be vested and earned, at the close of business on January 29, 2011 if both of the following performance measures are met:
          (A) The Company earns net income of at least $1.00 (determined in accordance with U.S. generally accepted accounting principles consistently applied) for the fiscal year ending December 31, 2010; and
          (B) The Company’s Pre-Tax/Pre-Provision Income for the fiscal year ending December 31, 2010 is higher than its Pre-Tax/Pre-Provision Income (as defined below) for the fiscal year ending December 31, 2009.
               (ii) The restrictions on the remaining 50% of the shares subject to the Restricted Stock Award (the “Second Installment”) and on the First Installment, if the conditions for vesting and earning the First Installment pursuant to paragraph 2(a)(i) were not satisfied, will lapse, and such shares will be vested and earned, at the close of business on January 29, 2012 if both of the following performance measures are met:
          (A) The Company earns net income of at least $1.00 (determined in accordance with U.S. generally accepted accounting principles consistently applied) for the fiscal year ending December 31, 2011; and
          (B) The Company’s Pre-Tax/Pre-Provision Income for the fiscal year ending December 31, 2011 is higher than its Pre-Tax/Pre-Provision Income for the fiscal year ending December 31, 2010.
               (iii) Shares subject to the Restricted Stock Award that are not vested and earned pursuant to paragraph 2(a)(i) or (ii) will be canceled.
               (iv) “Pre-Tax/Pre-Provision Income” means net income (loss) (determined in accordance with U.S. generally accepted accounting principles consistently applied) excluding income tax provision (benefit), the provision for loan losses, and impairment charges (such as goodwill, credit writedowns and fair-value adjustments), as disclosed in the Company’s earnings release.
          (b) Except as set forth in paragraph 2(c), the Cash Award shall be vested and earned and become payable in three equal installments at the close of business on each of the one year, two year and three year anniversaries of the Grant Date, if Grantee is still employed with the Company or an Affiliate on the applicable date(s).
          (c) If Grantee ceases to be employed with the Company or an Affiliate, the following shall apply:
               (i) If termination of employment is due to Grantee’s retirement or resignation, or Grantee’s employment is terminated by the Company for Cause, the unvested portions of the Restricted Stock Award and Cash Award on the date of termination shall be cancelled and forfeited on such date.
               (ii) If termination of employment is due to elimination by the Company of Grantee’s position, then (A) the unvested portion of the Cash Award shall be cancelled and forfeited on the date of termination; and (B) a pro-rata portion of the shares subject to the Restricted Stock Award shall remain available for vesting if the applicable conditions in paragraph 2(a) are satisfied, determined as follows: (I) as to the First Installment, a number of shares equal to the product of (x) the number of shares in the First Installment, and (y) a fraction, the numerator of which is the number of days that have elapsed from the Grant Date through the date of such termination up to a maximum of 365, and the denominator of which is 365; and (II) as to the Second Installment, a number of shares equal to the product of (x) the number of shares in the Second Installment, and (y) a fraction, the numerator of which is the number of days that have elapsed from the Grant Date through the date of such termination up to a maximum of 730, and the denominator of which is 730. Any shares not remaining available for vesting under (B)

shall be cancelled and forfeited on the date of termination. Shares remaining available for vesting under (B) shall become vested and earned only if the conditions specified in paragraph 2(a) have been satisfied.
               (iii) If termination of employment is due to Grantee’s death, Disability, or a termination of employment by the Company without Cause, then (A) a pro-rata portion of the unvested Cash Award shall become vested and earned equal to the product of (i) the amount of the Cash Award subject to vesting on the next anniversary of the Grant Date and (ii) a fraction, the numerator of which is the number of days that have elapsed from the later of the previous vesting date or the Grant Date through the date of such termination, and the denominator of which is 365, and such amount shall be payable on the next vesting date; and (B) a pro-rata portion of the shares subject to the Restricted Stock Award shall remain available for vesting if the applicable conditions in paragraph 2(a) are satisfied, determined as follows: (I) as to the First Installment, a number of shares equal to the product of (x) the number of shares in the First Installment, and (y) a fraction, the numerator of which is the number of days that have elapsed from the Grant Date through the date of such termination up to a maximum of 365, and the denominator of which is 365; and (II) as to the Second Installment, a number of shares equal to the product of (x) the number of shares in the Second Installment, and (y) a fraction, the numerator of which is the number of days that have elapsed from the Grant Date through the date of such termination up to a maximum of 730, and the denominator of which is 730. Any shares not remaining available for vesting under (B) and any other unvested portion of the Cash Award at the date of termination shall be cancelled and forfeited on the date of termination. Shares remaining available for vesting under (B) shall become vested and earned only if the conditions specified in paragraph 2(a) have been satisfied.
               (d) In the event of a Change in Control, vesting shall occur as provided in the Plan and in accordance with any Amended and Restated Change in Control Agreement between the Company and Grantee.
               (e) Until the lapse of all restrictions provided in paragraph 2(a) on the shares subject to the Restricted Stock Award, any certificate evidencing unvested shares subject to the Restricted Stock Award shall carry the following restrictive legend:
The sale or other transfer of the shares of stock represented by this certificate, whether voluntary, involuntary or by operation of law, is subject to certain restrictions on transfer set forth in the Citizens Banking Corporation Stock Compensation Plan (the “Plan”), rules and administrative guidelines adopted pursuant to such Plan and an Agreement dated January 29, 2009. A copy of the Plan, such rules and such Agreement may be obtained from the Secretary of the Company.
     The Company shall also have the right to place stop transfer instructions on certificates representing unvested shares which are subject to the Restricted Stock Award. Grantee shall be entitled to removal of such legend and stop transfer instructions at the time or times provided by, and in accordance with, Section 3.05 of the Plan.

     3. Restrictive Covenants.
     As consideration for the grant of this restricted stock award, Grantee agrees to comply with and be bound by the following restrictive covenants:
          (a) Non-Disclosure of Confidential Information. All “Confidential Information” concerning Company and its customers will be kept strictly confidential and will not be disclosed by Grantee to any third parties or used by Grantee in a manner contrary to Company’s interests at any time without the prior consent of Company, except as required by law. “Confidential Information” includes customer and client lists and all customer, technical, business, marketing, financial, systems and personnel information from whatever source, the disclosure of which might be contrary to the interests of Company, excluding information which is or becomes publicly available other than by Grantee’s acts or omissions. All Confidential Information and all other property of Company will be returned to Company on or before the date Grantee’s active status terminates, and Grantee will not retain any copies in any form.
          (b) Non-Solicitation of Employees and Customers. During Grantee’s employment and for a period of one year following Grantee’s termination of employment for any reason, including retirement, Grantee will not, without the prior written consent of Company:
               (i) on his/her own behalf or on behalf of any third party, whether directly or indirectly, hire or employ, attempt to hire or employ, or solicit, encourage or induce to leave employment with Company or to accept employment elsewhere than Company, any person who was employed by Company at any time during the 18-month period beginning six months prior to the termination of Grantee’s employment and ending one year after such termination.
               (ii) on his/her own behalf or on behalf of any third party, whether directly or indirectly, provide, sell, market or endeavor to provide, sell or market any Competing Services to any Restricted Customers (as such terms are defined below), or otherwise solicit or communicate with any Restricted Customers for the purpose of selling or providing any Competing Services. “Competing Services” means any products or services that are similar to or competitive with the products and services sold or offered by Company. “Restricted Customers” means any of Company’s current, former, or prospective customers to whom Grantee provided services, with whom Grantee had business contact on behalf of Company, with respect to whom Grantee has confidential information, or with whom Grantee had any responsibilities during the last two years of Grantee’s employment with Company.
          (c) Non-disparagement. During Grantee’s employment and following Grantee’s termination of employment for any reason, including retirement, Grantee will not publicly or privately make disparaging comments with respect to Company or its management in general and specifically with respect to any of Company’s personnel, operations, products, policies or practices.
          (d) Non-Competition. During Grantee’s employment and for a period of one year following Grantee’s termination of employment for any reason, including retirement, Grantee will not, without the prior written consent of Company, become employed by (including self-

employment) or otherwise provide services to or on behalf of any person or entity whose business competes with Company where both:
               (i) Grantee will be called to perform the same or substantially similar functions to those which Grantee performed while employed by Company during the one-year period prior to the termination of Grantee’s employment, and
               (ii) Grantee will, by virtue of the new business relationship, be acting in a manner which is or may reasonably be expected to be prejudicial to or in conflict with the interests of Company, as determined in the reasonable discretion of the chief executive officer of Company or his or her designee.
The restrictions set forth in this paragraph 3(d) shall not apply following a termination of Grantee’s employment that would entitle Grantee to severance payments pursuant to the provisions of the Company’s Severance Pay Plan.
          (e) Subsequent Assistance. Following Grantee’s termination of employment for any reason, (other than death and in certain instances, Disability) Grantee shall furnish such reasonable subsequent assistance requested by Company that is deemed material to the transition of responsibilities from Grantee to his or her successor.
          (f) Reformation. If any portion of these restrictive covenants is found to be unenforceable, any court of competent jurisdiction may reform the restrictions as to time, geographical area or scope to the extent required to make the provision enforceable under applicable law.
          (g) Disclosure of Information. Grantee hereby agrees that he/she will provide Company with any information reasonably requested to determine compliance with these restrictive covenants and authorizes Company to disclose the covenants and the remedies for their violation to any third party who might be affected thereby, including Grantee’s prospective employer.
          (h) Cancellation and Other Remedies. If Grantee violates the restrictive covenants described in paragraphs 3(a) through 3(e) above:
               (i) the unvested portions of any Cash Award and Restricted Stock Award will be forfeited immediately,
               (ii) Any vested portion of the Cash Award and Restricted Stock Award that became vested and earned within the period beginning one year prior to the termination of Grantee’s employment, net of any taxes withheld (whether withheld in cash or shares), shall be canceled immediately for no consideration, and
               (iii) Grantee will be required to reimburse Company in an amount equal to any gain realized by Grantee (determined as of the sale date) with respect to the sale of any shares originally covered by the Restricted Stock Award within the period beginning one year prior to the termination of Grantee’s employment and ending six (6) months after the termination of Grantee’s employment, net of any taxes withheld (whether withheld in cash or shares).

Grantee acknowledges that a violation or attempted violation on his or her part of the restrictive covenants set forth in paragraph 3 will cause immediate and irreparable damage to Company, and therefore agrees that Company will be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such terms, such right to an injunction, however, will be cumulative and in addition to whatever other remedies Company may have under law or equity. In any action or proceeding by Company to enforce these restrictive covenants where Company is the prevailing party, Company shall be entitled to recover from Grantee its reasonable attorneys’ fees and expenses incurred in such action or proceeding.
     4. Non-Assignability of Award. The awards hereby granted shall not be transferable. No purported assignment or transfer of these awards, or of the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise, shall vest in the purported assignee or transferee any interest or right whatsoever. For the avoidance of doubt, the parties acknowledge that this paragraph 4 applies to the awards themselves, not to the shares subject to the Restricted Stock Award, and that the transferability of the shares subject to the Restricted Stock Award shall be governed by paragraph 2 of this Agreement.
     5. Adjustments. In the event of any stock dividend, reclassification, subdivision or combination, or similar transaction affecting the shares covered by the Restricted Stock Award, the rights of Grantee are subject to adjustment as provided in Section 6.01 of the Plan to the extent deemed necessary by the Committee.
     6. Rights as Shareholder. Until shares subject to the Restricted Stock Award are vested or cancelled, Grantee shall be considered the record owner of such shares and shall have all the rights of a shareholder (including voting and dividend rights) with respect to such shares commencing on the Grant Date. Notwithstanding the foregoing, if any dividends or distributions are paid in shares of Common Stock during such time, the dividend or other distribution in shares shall be subject to the same restrictions on transferability as the shares of restricted stock with respect to which they were paid.
     7. Withholding. No later than the date as of which an amount first becomes includible in the gross income of Grantee for federal income tax purposes with respect to any of the awards hereunder, Grantee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all federal, state and local income and employment taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Grantee authorizes the Company to withhold from his or her compensation to satisfy any income and employment tax withholding obligations in connection with the award. If Grantee is no longer employed by the Company at the time any applicable taxes are due and must be remitted by the Company, Grantee agrees to pay applicable taxes to the Company, and the Company may delay removal of the restrictive legend until proper payment of such taxes has been made by Grantee. Grantee may satisfy such obligations under this paragraph 7 by any method authorized under Section 7.06 of the Plan.
     8. Notices. Every notice relating to this Agreement shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to the Company shall be delivered to the Secretary of the Company at the Company’s headquarters. All notices by the Company to Grantee shall be delivered to Grantee personally or addressed to Grantee at Grantee’s last residence address as then contained in the records of the Company or such other address as Grantee may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by the Company to Grantee at Grantee’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.
     9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to conflicts of laws.
     10. Provisions of Plan Controlling. Except as provided in paragraph 2 of this Agreement, in the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall control.
     11. Code Section 409A. It is intended that the awards granted hereunder shall be exempt from or in compliance with Code Section 409A. The Committee reserves the right to amend this Agreement if necessary to exempt such awards from Code Section 409A or comply with the requirements of Code Section 409A, as applicable. Further, if Grantee is a “Specified Employee” (as defined under Code Section 409A and IRS guidance issued thereunder), Grantee shall be required to delay payment of any award hereunder for six (6) months after separation from service to the extent such award is governed by Code Section 409A and the delay is required thereunder.
     12. Clawback. Grantee acknowledges that the awards made pursuant to this Agreement are subject to the Company’s Executive Compensation Clawback Policy and to any requirements to which the Company may be subject under applicable law or regulation to recover or “clawback” amounts received by Grantee, including without limitation restrictions imposed by the Emergency Economic Stabilization Act of 2008, the Troubled Asset Relief Program and applicable amendments thereto. In addition, notwithstanding any provision in this Agreement to the contrary, in the event it is determined by outside legal counsel to the Company in a written opinion addressed to the Board that any portion of the awards made pursuant to this Agreement violates any applicable law or regulation, such portion shall be null and void ab initio and the remaining portion of the awards hereunder shall continue in effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GRANTEE

CITIZENS REPUBLIC BANCORP, INC.

By:
Its:

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